Exhibit 99.1

Orthofix International Announces

3rd Quarter Results

Record Net Sales of $144.7 million, up 4%;

Earnings per diluted share up 37% to $0.66 per diluted share

Lewisville, TX, October 27, 2011 – Orthofix International N.V. (NASDAQ:OFIX) today announced its results for the third quarter ended September 30, 2011.

Net sales were $144.7 million, net income was $12.4 million, or $0.66 per diluted share, and adjusted net income was $12.6 million, or $0.67 per diluted share, for the third quarter ended September 30, 2011.

Robert Vaters, President and Chief Executive Officer, commented, “I’m extremely pleased with our earnings improvement and record quarterly revenue. We continue to deliver strong profitability and top-line growth amidst industry headwinds. At the same time we are upgrading talent and focusing our pipeline investments. I expect these improvements to continue as we resolve our pending legal matters and increase our investment in new products.”

Sales Performance

Net sales were $144.7 million in the third quarter of 2011, up 4% from $138.9 million in the third quarter of the prior year. Foreign currency positively impacted the third quarter net sales by approximately $3.1 million. Revenues from our strategic products were up 5% on a reported basis and 3% on a constant currency basis when compared to the prior year.

External net sales by market sector

	Three Months Ended September 30,
(USD in millions)	2011	2010	Reported Growth	Constant Currency Growth

Spine products
Implants and Biologics	$36.8	$34.1	8%	8%
Stimulation	39.7	43.3	-8%	-8%

Total Spine products	76.5	77.4	-1%	-1%

Orthopedics products	40.8	35.1	16%	8%

Sports Medicine products	25.6	23.7	8%	7%

Total Strategic products	142.9	136.2	5%	3%

Divested products	1.9	2.7	-31%	-31%

Total net sales	$144.7	$138.9	4%	2%

Note: Some calculations may be impacted by rounding. The Divested products line above includes sales from the divested vascular business of $1.9 million and $1.9 million in the third quarter of 2011 and 2010, respectively and sales from the exited anesthesia product line of $0.8 million in the third quarter of 2010.

Third quarter sales performance in our spine market sector included an 8% increase in implants and biologics revenue. The stimulation products used in spine applications decreased 8%, however were up sequentially over the second quarter of 2011. The year-over-year decrease was primarily a result of slowing industry-wide surgical procedures and organizational changes within our sales force. As a result, third quarter net sales in the Company’s total spine market sector were down 1% to $76.5 million.

Third quarter net sales in the Company’s orthopedics market sector were $40.8 million for the third quarter of 2011, which reflects a 16% increase, 8% on a constant currency basis compared to the prior year. This increase was led by our hardware platform and the increased use of Trinity® Evolution™ in orthopedic applications but was partially offset by the reduction in stimulation products used in long-bone applications.

Third quarter net sales in the Company’s sports medicine market sector were $25.6 million, which reflects an 8% increase, 7% on a constant currency basis compared to the prior year. The third quarter of 2011 includes revenue from the billing capability that was acquired during the first quarter of 2011.

Earnings Performance

Reported net income for the third quarter was $12.4 million and net income per diluted share was $0.66.

Excluding the impact of fluctuating foreign currency in the table below, adjusted net income in the third quarter of 2011 was $12.6 million, or $0.67 per diluted share, an increase of 33% per diluted share compared with $0.50 per diluted share in the third quarter of the prior year.

The following table reconciles reported net income and net income per diluted share to adjusted net income and adjusted net income per diluted share for the quarters ended September 30, 2011 and 2010:

Third Quarter Adjusted Net Income and Adjusted Net Income per Diluted Share

	Q3 2011		Q3 2010		% Change
	($000’s)	EPS	($000’s)	EPS	($000’s)	EPS

Reported GAAP net income and net income per diluted share	$12,378	$0.66	$8,520	$0.48	45%	37%

Specified Items:

Foreign exchange loss	196	$0.01	411	$0.02

Adjusted net income and adjusted net income per diluted share	$12,574	$0.67	$8,931	$0.50	41%	33%

Shares used to calculate EPS (in thousands)		18,851		17,837

Note: Some calculations may be impacted by rounding. Please refer to the Non-GAAP Performance measure section at the end of this press release for more information about the specified items listed above.

The following table reconciles operating income to adjusted operating income for the quarters ended September 30, 2011 and 2010:

Third Quarter Adjusted Operating Income

	Q3 2011		Q3 2010
	($000’s)	% of Sales	($000’s)	% of Sales

Reported GAAP operating income	$23,015	15.9%	$18,994	13.7%

Specified Items:

Divested vascular business	—		20

Adjusted operating income	$23,015	15.9%	$19,014	13.7%

Note: Some calculations may be impacted by rounding. Please refer to the Non-GAAP Performance measure section at the end of this press release for more information about the specified items listed above.

The third quarter operating margin increased 220 basis points compared to the same period of the prior year. This improvement was the result of the various consolidation and operational efficiency initiatives.

The third quarter reported and adjusted results for 2011 also included approximately $2.5 million ($1.5 million net of tax) or $0.08 per diluted share of litigation and settlement costs for certain product liability matters related to our Sports Medicine GBU and approximately $0.9 million ($0.6 million net of tax ) or $0.03 per diluted share of legal expenses associated with the Department of Justice (DOJ) investigation of the bone growth stimulation industry and the Company’s internal investigation into compliance with the Foreign Corrupt Practices Act at its distribution subsidiary in Mexico. The third quarter reported and adjusted results for the prior year included $3.7 million ($2.2 million net of tax) or $0.12 per diluted share of legal expenses associated with the DOJ and Foreign Corrupt Practices Act expenses mentioned above.

2011 Outlook

During the fourth quarter of 2011, the Company expects to generate between $149 million and $154 million in net sales or 4% to 7% over reported net sales in the fourth quarter of 2010.

The Company expects both reported and adjusted net income for the fourth quarter 2011 to be between $0.72 and $0.77 per diluted share which would result in a full year range of adjusted net income $2.67 to $2.72 per diluted share versus its previous range of $2.60 to $2.70 per diluted share for the full year of 2011.

Reported and Adjusted EPS - 2011 Outlook

Reported GAAP EPS Range	$(0.05) - $0.00

Specified Items:
Charges related to U.S. Government inquiries	$2.53
Succession and restructuring charges	$0.14
Foreign exchange loss	$0.05

Adjusted EPS Range	$2.67 - $2.72

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the third quarter of 2011. Interested parties may access the conference call by dialing (888) 267-2845 in the U.S. and (973) 413-6102 outside the U.S., and entering the conference ID 87421. A replay of the call will be available for two weeks by dialing (800) 332-6854 in the U.S. and (973) 528-0005 outside the U.S., and entering the conference ID 87421. A webcast of the conference call may be accessed by going to the Company’s website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical products for the spine, orthopedics, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc., and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, Texas Scottish Rite Hospital for Children, and the Cleveland Clinical Foundation. For more information about Orthofix, please visit http://www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of our products, including recently launched products, unanticipated expenditures, the resolution of pending litigation matters (including the government investigation relating to our bone growth stimulation business and the possible violations of the FCPA by our former Mexican orthopedic distribution entity, as well as certain product liability claims against our sports medicine global business unit), changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC). Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances, or otherwise.

The Company cannot predict the timing or outcome of ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q), that could materially impact our financial position and/or liquidity.

- Financial tables follow -

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$144,747	$138,906	$427,462	$420,573
Cost of sales	36,029	32,266	104,082	99,046

Gross profit	108,718	106,640	323,380	321,527

Operating expenses
Sales and marketing	57,615	57,281	171,412	170,756
General and administrative	20,214	21,568	67,123	63,410
Research and development	6,555	7,375	19,373	23,272
Amortization of intangible assets	1,319	1,402	3,947	4,259
Net gain on sale of vascular operations	—	20	—	(12,319)
Charges related to U.S. Government inquiries	—	—	46,000	—

	85,703	87,646	307,855	249,378

Operating income	23,015	18,994	15,525	72,149

Other income and expense
Interest expense, net	(2,267)	(3,481)	(6,881)	(14,772)
Loss on refinancing of credit facility	—	(550)	—	(550)
Gain on interest rate swap	—	—	—	1,254
Other expense	(368)	(674)	(1,753)	(904)

Income before income taxes	20,380	14,289	6,891	57,177
Income tax expense	(8,002)	(5,769)	(20,356)	(20,933)

Net income (loss)	$12,378	$8,520	($13,465)	$36,244

Net income (loss) per common share - basic	$0.67	$0.48	($0.74)	$2.06

Net income (loss) per common share - diluted	$0.66	$0.48	($0.74)	$2.03

Weighted average number of common shares outstanding - basic	18,384,451	17,626,319	18,146,076	17,565,414

Weighted average number of common shares outstanding - diluted	18,850,625	17,836,537	18,146,076	17,824,273

Note: Share amounts used to calculate basic and diluted net loss per common share for the nine months ended September 30, 2011 are the same because the effect of including common stock equivalents would be anti-dilutive.

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, U.S. Dollars, in thousands)

	September 30, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$29,020	$13,561
Restricted cash	37,222	22,944
Trade accounts receivable, net	142,197	134,184
Inventories, net	94,707	84,589
Deferred income taxes	19,342	17,422
Escrow receivable	15,523	14,937
Prepaid expenses and other current assets	21,718	24,123

Total current assets	359,729	311,760

Property, plant and equipment, net	49,302	45,535
Patents and other intangible assets, net	38,938	41,457
Goodwill	179,796	176,497
Deferred taxes and other long term-assets	28,308	28,740

Total assets	$656,073	$603,989

Liabilities and shareholders’ equity
Current liabilities:
Bank borrowings	$1,284	$3,812
Current portion of long-term debt	15,000	7,500
Trade accounts payable	17,816	19,796
Accrued charges related to U.S. Government inquiries	46,000	—
Other current liabilities	57,208	52,418

Total current liabilities	137,308	83,526

Long-term debt	197,445	208,695
Deferred income taxes	7,286	8,102
Other long-term liabilities	3,091	2,775

Total liabilities	345,130	303,098

Shareholders’ equity:
Common shares	1,841	1,772
Additional paid-in capital	220,639	195,402
Retained earnings	84,862	98,327
Accumulated other comprehensive income	3,601	5,390

Total shareholders’ equity	310,943	300,891

Total liabilities and shareholders’ equity	$656,073	$603,989

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, U.S. Dollars, in thousands)

	Nine Months Ended September 30,
	2011	2010

Cash flows from operating activities:
Net (loss) income	($13,465)	$36,244
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	17,276	15,510
Net gain on sale of vascular operations	—	(12,319)
Other non-cash adjustments	14,242	14,289
Change in operating assets and liabilities:
Charges related to U.S. Government inquiries	46,000	—
Changes in working capital	(24,457)	(23,973)

Net cash provided by operating activities	39,596	29,751

Cash flows from investing activities:
Capital expenditures	(17,321)	(17,160)
Payment made in connection with acquisition	(5,250)	—
Net proceeds from sale of assets, principally vascular operations	—	24,215

Net cash (used in) provided by investing activities	(22,571)	7,055

Cash flows from financing activities:
Net proceeds from issuance of common shares	18,890	7,031
Repayments of long-term debt	(3,750)	(29,961)
Payment of refinancing fees	(758)	(3,986)
Proceeds from (repayments of) bank borrowings, net	(2,642)	564
Restricted cash *	(14,288)	(10,339)
Cash payment for purchase of minority interest in subsidiary	(517)	—
Tax benefit on non-qualified stock options	1,575	1,859

Net cash used in financing activities	(1,490)	(34,832)

Effect of exchange rate changes on cash	(76)	(54)

Net increase in cash and cash equivalents	15,459	1,920
Cash and cash equivalents at the beginning of period	13,561	13,328

Cash and cash equivalents at the end of period	$29,020	$15,248

* -	The Company has reclassified cash from operating activities to financing activities for the periods ended September 30, 2011 and 2010. The Company deemed this as the more appropriate disclosure since the cash is restricted for use by its borrowing arrangement.

Non-GAAP Performance Measures

The tables in this press release present reconciliations of net sales, net (loss) income and net (loss) income per diluted share, operating income and effective tax rate calculated in accordance with generally accepted accounting principles (GAAP) to non-GAAP performance measures, referred to as “Adjusted Constant Currency Net Sales”, “Adjusted Net Income and Adjusted Net Income per Diluted Share” and “Adjusted Operating Income” that exclude the items specified in the tables. The Regulation G Supplemental Information Schedule attached to this release includes additional reconciliations between GAAP measures and non-GAAP measures referred to as “Adjusted Consolidated EBITDA”. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies. A more detailed explanation of the items in the tables below that are excluded from GAAP net sales and GAAP net (loss) income and net (loss) income per diluted share, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliations of Non-GAAP Performance Measures

Adjusted Net Income and Adjusted Net Income per Diluted Share Reconciling Items

Note: The reconciling items were tax effected in the current period at the prevailing rate within the respective jurisdictions.

•

Foreign exchange loss (income) – due to translation adjustments resulting from the weakening or strengthening of the U.S. Dollar against various foreign currencies. A number of Orthofix’s foreign subsidiaries have intercompany and third party trade accounts receivables and payables that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

Adjusted Operating Income Reconciling Items

•

Divested vascular business – represents the Company’s sale of its vascular business during the first quarter of 2010 along with final additional settlement obligations associated with that transaction incurred in the subsequent quarters of 2010.

Adjusted Consolidated EBITDA

	Q3 2011	TTM 9/30/11
	($000’s)	($000’s)
Net Income (Loss)	$12,378	$(5,502)

Depreciation and amortization	5,952	24,288
Interest expense	2,040	8,148
Tax expense	8,002	27,613
Share-based compensation	1,361	6,371
Divested vascular business	—	300
Other non-cash items	611	2,021
Charges related to U.S. Government inquiries	—	50,000

Adjusted Consolidated EBITDA	$30,344	$113,239

NOTE: Adjusted Consolidated EBITDA is computed pursuant to the definition of “Consolidated EBITDA” contained in the Company’s credit agreement, dated August 30, 2010, as amended. The credit agreement was filed as Exhibit 10.1 to Company’s current report on Form 8-K filed on August 31, 2010 and the amendment was filed on Form 8-K on May 5, 2011. These documents can be found at the SEC’s website at www.SEC.gov.

Adjusted Consolidated EBITDA

•	Depreciation and amortization – non-cash depreciation and amortization expenses.

•	Interest expense – interest expense related to outstanding debt.

•	Tax expense – income tax expenses incurred by the Company.

•	Share-based compensation – non-cash equity compensation expenses.

•

Divested vascular business – represents the Company’s sale of its vascular business during the first quarter of 2010 along with final additional settlement obligations associated with that transaction incurred in the subsequent quarters of 2010.

•	Other non-cash items – certain non-cash charges (credits) including foreign exchange gains and losses and the amortization of debt issuance costs.

•

Charges related to settlements of U.S. Government inquiries – charges and certain legal expenses associated with the potential settlement of the DOJ investigation of the Company’s bone growth stimulation business, including the first quarter 2011 legal fees related to this matter incurred by the Company, and the Company’s internal investigation into compliance with the FCPA at its orthopedic distribution entity in Mexico.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company’s acquisition of Blackstone Medical, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company’s business units. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business units for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company’s performance. The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company’s overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making. Management believes that providing this information enables investors to better understand the performance of the Company’s ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.

Contact:	Brian McCollum, Chief Financial Officer
brianmccollum@orthofix.com
(214) 937-2927

Source: Orthofix International N.V.